Exhibit 99


        Norstan Names Robert J. Vold to Chief Financial Officer

   MINNEAPOLIS--(BUSINESS WIRE)--Feb. 11, 2004--Norstan, Inc. (Nasdaq:NRRD), a leading provider of communications technology solutions and services, today announced that the company's Board of Directors has named Robert
J. Vold senior vice president and chief financial officer, effective immediately.
   "Bob has been instrumental in leading the company's financial strategy, especially in strengthening our balance sheet and realigning Norstan's resources with the goal of improving operating profitability," said Scott G. Christian, Norstan's president and chief executive officer. "He is highly-regarded within the organization, has a deep understanding of our business and strategic focus of returning
Norstan to long-term profitability. Bob has solid relationships with the banking community, our customers and shareholders. He will be a great asset to the leadership team."
   Vold, 44, joined Norstan in 1988 as manager of financial reporting. He has served as company vice president and corporate controller since 2001. From 1991 to 1994, Vold held the position of Norstan's assistant treasurer and from 1994 to 1996 was Norstan's director of financial planning and analysis. In 1996, he was promoted to vice president and general manager of Norstan Financial Services, the company's captive leasing company. In 1998, Vold assumed the role of Norstan's corporate treasurer. Prior to joining Norstan, Vold spent six years with Arthur Andersen in Minneapolis, MN.
   Vold graduated from the University of North Dakota with a B.S.
degree in business administration/accounting. He lives in Plymouth, MN with his wife, Cathy, and two children.

   Cautionary Statement Under the Private Securities Litigation
Reform Act of 1995

   This release contains forward-looking statements within the meaning of the Private Securities Litigation Acts of 1995. A number of factors should be considered in conjunction with the above forward-looking statements, including changes in economic and market conditions, factors related to the development of new technologies, product pricing, industry regulation, management of growth, integration of acquisitions, access to adequate long-term financing and other factors set forth in cautionary statements included in Norstan's Form 10-K and other documents as filed with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on forward-looking statements, which reflect management's analysis only as of the date of this release. The company undertakes no obligation to update these forward-looking statements to reflect events and circumstances that may arise after the date of this release. Disclosure of revenue dollars are not intended to reflect materiality, and are subject to confidentiality provisions and customer consent.

   About Norstan, Inc.

   Norstan, Inc. (Nasdaq:NRRD) - ...the technology services people who improve the way their customers communicate. A full-service telecommunications solutions company that delivers voice and data technologies and services, and remanufactured equipment to select corporate end-users and channel partners. Norstan also offers a full range of technologies for call center design, messaging, infrastructure, conferencing and mobility. Norstan has offices throughout the U.S. and Canada. To learn more, visit the Norstan website at www.norstan.com.

   Norstan and associated product names are trademarks or registered trademarks of Norstan, Inc. in the United States and/or other countries. All other products and services mentioned in this document may be trademarks of the companies with which they are associated.

    CONTACT: Norstan, Inc., Minneapolis
             Jan W. Drymon, 952-352-4292
             jan.drymon@norstan.com
             or
             The Carideo Group
             Tony Carideo, 612-317-2880
             tony@carideogroup.com